Exhibit 10.66
SECTION 16 OFFICER RESTRICTED STOCK UNIT AWARD AGREEMENT1
The Shaw Group Inc.
2008 Omnibus Incentive Plan
This Restricted Stock Unit Award Agreement (the “Agreement”) dated as of [Insert Grant Date]2 (the “Grant Date”) is entered into between The Shaw Group Inc. (the “Company”) and [Insert Recipient’s Name] (the “Recipient”) pursuant to The Shaw Group Inc. 2008 Omnibus Incentive Plan (as the same may hereafter be amended, supplemented or otherwise modified, the “Plan”).
THE PARTIES HERETO AGREE AS FOLLOWS:
1. Incorporation of Plan Provisions. The Award evidenced hereby is made under and pursuant to the Plan, a copy of which is available from the Company’s Secretary and incorporated herein by reference, and the Award is subject to all of the provisions thereof. Capitalized terms used herein without definition shall have the same meanings given such terms in the Plan. The Recipient represents and warrants that he or she has read the Plan and is fully familiar with all the terms and conditions of the Plan and agrees to be bound thereby.
2. Award of Restricted Stock Units. In consideration of the services performed and to be performed by the Recipient, the Company hereby awards to the Recipient under the Plan a total of [Insert #] Restricted Stock Units (the “Award”) subject to the terms and conditions set forth in this Agreement and the Plan.
3. Vesting of Restricted Stock Units. The Restricted Stock Units shall vest according to the following schedule (each date vesting occurs shall be referenced herein as a “Vesting Date”):

Cumulative Percentage of Restricted Stock
On or after each of the following dates	Units Vested
[Insert 1st Vesting Date]	25%

[Insert 2nd Vesting Date]	50%

[Insert 3rd Vesting Date]	75%

[Insert 4th Vesting Date]	100%
Notwithstanding the above, the Disability of the Recipient shall cause the immediate vesting of Restricted Stock Units.
Except as otherwise set forth herein, the unvested portion of the Award shall be entirely forfeited by the Recipient in the event that prior to vesting the Recipient breaches any terms or conditions of the Plan, the Recipient resigns from the Company, the Recipient is terminated by the Company for Cause, or any condition(s) imposed upon vesting are not met.

1	This form is for Section 16 Officers only.

2	The date on which the Restricted Stock Units evidenced hereby were granted.

4. Restricted Stock Units are Non-Transferable. The Restricted Stock Units awarded hereby may not be sold, assigned, transferred, pledged or otherwise disposed of, either voluntarily or involuntarily, prior to payment.
5. Payment upon Vesting of Restricted Stock Units. Subject to the terms and conditions of the Plan, the Company shall, as soon as practicable following each Vesting Date, either:
(a) deliver to you a number of Shares equal to the aggregate number of Restricted Stock Units that became vested on the applicable Vesting Date;
(b) make a cash payment to you equal to the Fair Market Value of a Share on the Vesting Date multiplied by the number of Restricted Stock Units that became vested on the Vesting Date; or
(c) use any combination of (a) or (b), in the sole discretion of the Company.
Upon payment by the Company, the respective Restricted Stock Units shall therewith be canceled.
6. No Dividend or Voting Rights. The Recipient acknowledges that he or she shall be entitled to no dividend or voting rights with respect to the Restricted Stock Units.
7. Withholding Taxes; Section 83(b) Election.
(a) No Shares or cash will be payable upon the vesting of a Restricted Stock Unit unless and until the Recipient satisfies any Federal, state or local withholding tax obligation required by law to be withheld in respect of this Award. The Recipient acknowledges and agrees that to satisfy any such tax obligation the Company may deduct and retain from the cash and/or Shares payable upon vesting of Restricted Stock Units such cash and/or such number of Shares as is equal in value to the Company’s minimum statutory withholding obligations with respect to the income recognized by the Recipient upon such vesting (based on minimum statutory withholding rates for Federal and state tax purposes, including payroll taxes, that are applicable to such income). The number of such Shares to be deducted and retained shall be based on the closing price of the Shares on the applicable Vesting Date.
(b) The Recipient acknowledges that no election under Section 83(b) of the Internal Revenue Code of 1986 may be filed with respect to this Award.
8. Miscellaneous.
(a) No Representations or Warranties. Neither the Company nor the Committee or any of their representatives or agents has made any representations or warranties to the Recipient with respect to the income tax or other consequences of the transactions contemplated by this Agreement, and the Recipient is in no manner relying on the Company, the Committee or any of their representatives or agents for an assessment of such tax or other consequences.
(b) Employment. Nothing in this Agreement or in the Plan or in the making of the Award shall confer on the Recipient any right to or guarantee of continued employment with the Company or any of its Subsidiaries or in any way limit the right of the Company or any of its Subsidiaries to terminate the employment of the Recipient at any time.
(c) Investment. The Recipient hereby agrees and represents that any Shares payable upon Vesting of the Restricted Stock Units shall be held for the Recipient’s own account for investment purposes only and not with a view of resale or distribution unless the Shares are registered under the Securities Act of 1933, as amended.

(d) Necessary Acts. The Recipient and the Company hereby agree to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.
(e) Severability. The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially enforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.
(f) Waiver. The waiver by the Company of a breach of any provision of this Agreement by the Recipient shall not operate or be construed as a waiver of any subsequent breach by the Recipient.
(g) Binding Effect; Applicable Law. This Agreement shall bind and inure to the benefit of the Company and its successors and assigns, and the Recipient and any heir, legatee, or legal representative of the Recipient. This Agreement shall be interpreted under and governed by and constructed in accordance with the laws of the State of Louisiana.
(h) Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding.
(i) Amendment. This Agreement may be amended by written agreement of the Recipient and the Company, without the consent of any other person.
(j) Conflicting Agreements. Should this Agreement conflict with the terms of an Employment Agreement entered into between the Recipient and the Company, the terms of the Employment Agreement shall govern.
IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement effective as of the date first above written.

COMPANY:

THE SHAW GROUP INC.

/s/ Dirk J. Wild

Dirk J. Wild
Senior Vice President and
Chief Human Resources Officer

RECIPIENT:

[Insert Recipient’s Name]

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